Exhibit 99.1

News Release

BOARDWALK ANNOUNCES FOURTH QUARTER 2011 RESULTS

AND INCREASES QUARTERLY DISTRIBUTION TO $0.53 PER UNIT

HOUSTON, February 6, 2012 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today that it has declared a quarterly cash distribution per common unit of $0.53 ($2.12 annualized) payable on February 23, 2012, to unitholders of record as of February 16, 2012.

The Partnership also announced its results for the fourth quarter and year ended December 31, 2011, which included the following items:

−
Operating revenues of $296.9 million for the quarter and $1,138.8 million for the year ended December 31, 2011, a 2% decrease and a 2% increase from $302.0 million and $1,116.8 million in the comparable 2010 periods;

−	Net income of $74.6 million for the quarter and $220.0 million for the year ended December 31, 2011, a 16% and 24% decrease from $88.9 million and $289.4 million in the comparable 2010 periods;

−
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $170.7 million for the quarter and $617.7 million for the year ended December 31, 2011, a 7% and 6% decrease from $184.3 million and $658.2 million in the comparable 2010 periods; and

−
Distributable cash flow of $127.4 million for the quarter and $390.9 million for the year ended December 31, 2011, an 8% increase and 14% decrease from $118.0 million and $454.3 million in the comparable 2010 periods.

Operating results for the fourth quarter of 2011 were primarily driven by lower operating revenues due to lower throughput mainly from mild winter weather and lower natural gas prices negatively impacting revenues from retained fuel.  Operating expenses were essentially flat as compared with the 2010 period, excluding impairments and losses of $3.0 million related to the disposal of materials and other assets and the effects of a $5.4 million gain on the sale of storage gas which impacted the 2010 period.  The effects of the impairment charges and losses, the acquisition of the Petal and Hattiesburg assets in which the Partnership holds a 20% equity interest and the 2010 gain on the sale of storage gas reduced net income and EBITDA for the fourth quarter of 2011 compared to the 2010 period by $9.5 million.

Operating results for the full year were impacted by the revenue and expense factors mentioned above which impacted the fourth quarter, as well as a non-cash impairment charge of $28.8 million related to materials and supplies, increased maintenance expenses related to pipeline integrity maintenance projects, a $13.2 million loss on early extinguishment of debt and a $5.0 million charge related to a fire at a compressor station near Carthage, Texas.  The effects of the items discussed above, including reduced gains on the sale of storage gas of $8.3 million when compared to 2010, reduced net income and EBITDA for the full year of 2011 compared to 2010 by $54.3 million and $41.1 million, respectively.

Capital Program

Growth capital expenditures were $46.6 million and maintenance capital expenditures were $94.6 million for the year ended December 31, 2011.  The Partnership also announced today that its wholly-owned subsidiary, Boardwalk Field Services, LLC, will be constructing its Flag City Processing Plant near Edna, Texas, along with approximately 55 miles of gathering pipeline which will connect its existing gathering assets in South Texas to the liquids-rich area in the Eagle Ford Shale.  The Partnership expects this project to cost approximately $180.0 million, most of which is expected to be spent in 2012.

Exhibit 99.1

Conference Call

The Partnership has scheduled a conference call for February 6, 2012, at 9:00 a.m. Eastern time to review the fourth quarter and annual results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 706-7745 for callers in the U.S. or (617) 614-3472 for callers outside the U.S.  The PIN number to access the call is 48469297.

Replay

An online replay will also be available on the Boardwalk website immediately following the call.

Non-GAAP Financial Measures - EBITDA and Distributable Cash Flow

The Partnership uses non-GAAP measures to evaluate its business and performance, including EBITDA and Distributable Cash Flow.  EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering and storage business. Distributable Cash Flow is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements to assess the Partnership’s ability to make cash distributions to its unitholders and general partner.

EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP).  EBITDA and Distributable Cash Flow are not necessarily comparable to similarly titled measures of another company.

The following table presents a reconciliation of the Partnership's EBITDA and Distributable Cash Flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Net Income	$74.6	$88.9	$220.0	$289.4
Income taxes	0.1	0.1	0.4	0.5
Depreciation and amortization	56.3	56.6	225.2	217.9
Interest expense	39.8	38.8	159.3	151.0
Interest income	(0.1)	(0.1)	(0.4)	(0.6)
Loss on debt extinguishment	-	-	13.2	-
EBITDA	$170.7	$184.3	$617.7	$658.2
Less:
Cash paid for interest, net of capitalized interest (1)	22.1	29.4	171.7	146.3
Maintenance capital expenditures (2)	34.0	36.6	94.6	63.0
Other (3)	0.2	0.3	0.6	0.4
Add:
Cash received for settlements (4)	9.6	-	9.6	-
Asset impairment and net loss on disposal	3.4	-	30.5	5.8
Distributable Cash Flow	$127.4	$118.0	$390.9	$454.3

(1)	The year ended December 31, 2011, includes $21.0 million of premiums paid for the early extinguishment of debt.

(2)	The year ended December 31, 2011, includes $14.3 million of maintenance capital expenditures related to repairs associated with a fire at the Carthage compressor station.

(3)	Includes non-cash items such as the equity component of allowance for funds used during construction.

(4)	Represents proceeds received related to insurance recoveries associated with the Carthage Compressor Station Incident and a legal settlement.

Exhibit 99.1

About Boardwalk

Boardwalk Pipeline Partners, LP, is a limited partnership engaged, through its subsidiaries, in the transportation, storage and gathering of natural gas. Boardwalk’s interstate natural gas pipeline systems have approximately 14,200 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 167 Bcf. Boardwalk operates approximately 105 miles of pipeline and 19 Bcf of working gas capacity on behalf of the Petal and Hattiesburg joint venture. Additional information about the partnership can be found on its website at www.bwpmlp.com.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Operating Revenues:
Gas transportation	$278.9	$281.4	$1,065.5	$1,015.4
Parking and lending	3.5	4.3	12.0	28.1
Gas storage	12.4	13.9	49.9	55.4
Other	2.1	2.4	11.4	17.9
Total operating revenues	296.9	302.0	1,138.8	1,116.8

Operating Costs and Expenses:
Fuel and gas transportation	24.0	27.6	102.7	109.4
Operation and maintenance	45.4	49.4	168.5	149.6
Administrative and general	30.8	27.8	132.7	126.6
Depreciation and amortization	56.3	56.6	225.2	217.9
Asset impairment	1.9	-	30.5	5.8
Net loss (gain) on disposal of operating assets	1.5	(5.0)	(2.4)	(16.6)
Taxes other than income taxes	21.8	18.2	88.9	84.2
Total operating costs and expenses	181.7	174.6	746.1	676.9

Operating income	115.2	127.4	392.7	439.9

Other Deductions (Income):
Interest expense	37.8	36.7	151.3	142.9
Interest expense – affiliates	2.0	2.1	8.0	8.1
Loss on debt extinguishment	-	-	13.2	-
Interest income	(0.1)	(0.1)	(0.4)	(0.6)
Equity earnings from unconsolidated affiliates	1.1	-	1.1	-
Miscellaneous other income, net	(0.3)	(0.3)	(0.9)	(0.4)
Total other deductions	40.5	38.4	172.3	150.0

Income before income taxes	74.7	89.0	220.4	289.9

Income taxes	0.1	0.1	0.4	0.5

Net Income	$74.6	$88.9	$220.0	$289.4

Net Income per Unit:
Basic and diluted net income per unit:
Common units	$0.36	$0.45	$1.09	$1.47
Class B units	$0.11	$0.23	$0.15	$0.62
Cash distribution declared and paid to common units	$0.5275	$0.515	$2.095	$2.03
Cash distribution declared and paid to class B units	$0.30	$0.30	$1.20	$1.20
Weighted-average number of units outstanding:
Common units	175.7	169.7	173.3	169.7
Class B units	22.9	22.9	22.9	22.9

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended December 31, 2011, (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$74.6
Declared distribution	113.3	$97.3	$6.9	$9.1
Assumed allocation of undistributed net loss	(38.7)	(33.5)	(4.4)	(0.8)
Assumed allocation of net income	$74.6	$63.8	$2.5	$8.3
Weighted average units outstanding		175.7	22.9
Net income per unit		$0.36	$0.11

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended December 31, 2010, (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$88.9
Declared distribution	102.3	$88.3	$6.8	$7.2
Assumed allocation of undistributed net loss	(13.4)	(11.5)	(1.6)	(0.3)
Assumed allocation of net income	$88.9	$76.8	$5.2	$6.9
Weighted average units outstanding		169.7	22.9
Net income per unit		$0.45	$0.23

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the year ended December 31, 2011, (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$220.0
Declared distribution	430.9	$371.0	$27.5	$32.4
Assumed allocation of undistributed net loss	(210.9)	(182.6)	(24.1)	(4.2)
Assumed allocation of net income	$220.0	$188.4	$3.4	$28.2
Weighted average units outstanding		173.3	22.9
Net income per unit		$1.09	$0.15

Exhibit 99.1

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the year ended December 31, 2010, (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$289.4
Declared distribution	402.6	$347.9	$27.4	$27.3
Assumed allocation of undistributed net loss	(113.2)	(97.7)	(13.2)	(2.3)
Assumed allocation of net income	$289.4	$250.2	$14.2	$25.0
Weighted average units outstanding		169.7	22.9
Net income per unit		$1.47	$0.62

SOURCE:	Boardwalk Pipeline Partners, LP
Contact:	Boardwalk Pipeline Partners, LP
Allison McLean, 866-913-2122
Director of Investor Relations
Or
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial Officer and Treasurer